Exhibit 99.1
Contact: David Reavis         (216) 429-5036

For release Tuesday, July 30, 2013
TFS Financial Corporation Announces Net Income of $16.2 Million for Quarter Ended June 30, 2013
Results Reflect Highest Quarterly Net Income Since 2007
(Cleveland, OH - July 30, 2013) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today reported net income of $16.2 million for the three month period ended June 30, 2013.
The Company's latest financial results compare to net income of $0.9 million for the three months ended June 30, 2012. The increase in net income is largely the result of a combination of a lower provision for loan losses and increased gain on sale of loans, partially offset by an increase in non-interest expenses. Net income of $40.2 million was reported for the nine months ended June 30, 2013, compared to net income of $10.4 million for the nine months ended June 30, 2012. The increase in net income for the nine months is largely the result of a lower provision for loan losses and increases in net interest income and gain on sale of loans, partially offset by an increase in non-interest expenses.
"We are very pleased with the significant increase in our net income compared to last year, Chairman and CEO Marc A. Stefanski said. "We continue to experience improvements in loan performance and saw a 34-percent growth in our purchase business last quarter.  These are both positive signs that the housing market in Ohio and across the country continues to strengthen.
"Key economic indicators in our markets continue to improve, reflecting the ongoing recovery in the residential real estate market," Stefanski added. "Loan delinquencies have decreased, while hiring this year has remained stable in Ohio and has picked up in Florida. With new home sales at their highest level since 2008, we are very optimistic about the future of our home mortgage business, and remain well positioned to meet our customers' borrowing and savings needs.“
Lower interest rates on deposits, particularly on certificates of deposit, caused net interest income to increase slightly, to $66.1 million for the three months ended June 30, 2013 from $65.9 million for the three months ended June 30, 2012. Net interest income increased $6.6 million, or 3%, to $202.5 million for the nine months ended June 30, 2013 from $195.9 million for the nine months ended June 30, 2012. Low interest rates continue to decrease the yield on interest-earning assets and to a greater extent, the rate paid on deposits. As a result, the interest rate spread has improved from the prior year. The interest rate spread increased 13 basis points in the current quarter to 2.24% compared to 2.11% in the same quarter last year. The interest rate spread for the nine months ended June 30, 2013 was 2.26% compared to 2.11% in the nine month period last year. The net interest margin increased six basis points in the current quarter to 2.44% compared to 2.38% in the same quarter last year. The net interest margin for the nine months ended June 30, 2013 was 2.46% compared to 2.40% in the nine month period last year.
The Company recorded a provision for loan losses of $5.0 million for the three months ended June 30, 2013 compared to $31.0 million for the three months ended June 30, 2012. The Company reported $9.7 million of net loan charge-offs for the three months ended June 30, 2013 compared to $24.9 million for the three months ended June 30, 2012. Of the $9.7 million of net charge-offs in the current quarter, $4.0 million occurred in the equity loans and lines of credit portfolio, $3.7 million occurred in the residential, non-Home Today portfolio and $1.9 million occurred in the Home Today portfolio. The Home Today portfolio, which has had minimal new originations since 2009, is an affordable housing program targeted toward low and moderate income home buyers, totaled $186.5 million at June 30, 2013 and $208.3 million at September 30, 2012. The Company recorded a provision for loan losses of $33.0 million for the nine months ended June 30, 2013 compared to $73.0 million for the nine months ended June 30, 2012. The Company reported $36.9 million of net loan charge-offs for the nine months ended June 30, 2013 compared to $122.6 million for the nine months ended June 30, 2012. Of the $36.9 million of net charge-offs for the nine months ended June 30, 2013, $14.8 million occurred in the equity loans and lines of credit portfolio, $13.0 million occurred in the residential, non-Home Today portfolio and $9.1 million occurred in the Home Today portfolio. Net charge-offs of $122.6 million for the nine months ended June 30, 2012 included the impact of charging off, during that period, the Specific Valuation Allowance (SVA), which was $55.5 million at September 30, 2011. The allowance for loan losses was $96.5 million, or 0.96% of total loans receivable, at June 30, 2013, compared to $100.5 million, or 0.97% of total loans receivable, at September 30, 2012.

Non-accrual loans decreased $23.7 million to $158.9 million, or 1.58% of total loans, at June 30, 2013 from $182.6 million, or 1.77% of total loans, at September 30, 2012. The $23.7 million decrease in non-accrual loans for the nine months ended June 30, 2013, consisted of a $11.5 million decrease in the residential, non-Home Today portfolio; a $6.2 million decrease in the residential, Home Today portfolio; a $5.8 million decrease in the equity loans and lines of credit portfolio; and a $0.2 million decrease in construction loans.
Total loan delinquencies decreased $36.3 million to $136.2 million, or 1.35% of total loans receivable, at June 30, 2013 from $172.5 million, or 1.66% of total loans receivable, at September 30, 2012.
Total troubled debt restructurings decreased $18.7 million to $202.7 million at June 30, 2013 from $221.4 million at September 30, 2012. Of the $202.7 million of troubled debt restructurings recorded at June 30, 2013, $72.6 million was in the Home Today portfolio, $110.8 million was in the residential, non-Home Today portfolio and $18.9 million was in the equity loans and lines of credit portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $81.4 million at June 30, 2013 and $86.9 million at September 30, 2012.
Total assets decreased $381.6 million, or 3%, to $11.14 billion at June 30, 2013 from $11.52 billion at September 30, 2012. This change was mainly the result of the total of loan sales and principal repayments exceeding new loan origination levels.
The combination of cash and cash equivalents and investment securities increased $21.8 million, or 3%, to $751.5 million at June 30, 2013 from $729.7 million at September 30, 2012, to maintain liquidity levels.
The combination of loans held for investment, net and mortgage loans held for sale decreased $387.9 million, or 4%, to $9.96 billion at June 30, 2013 from $10.35 billion at September 30, 2012. During the nine months ended June 30, 2013, loan sales of $334.7 million were completed, consisting of $57.9 million of fixed rate loans that qualified under Fannie Mae's Home Affordable Refinance Program (HARP II), $148.7 million of fixed rate non-agency whole loans and $128.1 million of variable rate non-agency whole loans. Net gain on the sale of these loans was $8.3 million. There were no loan sales during the nine months ended June 30, 2012. As a result of the loan sales mentioned above, residential non-Home Today mortgage loans, including those held for sale, decreased $139.1 million during the nine months ended June 30, 2013. The equity loans and lines of credit portfolio decreased by $229.0 million during that period. First mortgage loan originations were $1.54 billion for the nine months ended June 30, 2013, of which $711.3 million were adjustable rate mortgages, representing approximately 46% of all residential mortgage originations, compared to 58% for the nine months ended June 30, 2012. Approximately 48% of the fixed rate loan originations for the nine months ended June 30, 2013 were for terms of 10 years or less. Adjustable rate mortgages originated under the Smart Rate ARM program since July 2010 have helped to offset future interest rate risk exposure. Loans under the program have mainly either 15 or 30 year terms, with the initial interest rate fixed for either the first three or five years and adjusting annually thereafter, subject to various caps. Most loans originated under the program have been 30 year terms with interest rates fixed for five years. The total principal balance of all adjustable rate first mortgage loans was $3.10 billion, or 38% of all first mortgage residential loans, at June 30, 2013. We continue to originate additional HARP II eligible loans for sale which had a balance of $4.4 million at June 30, 2013. We are in the process of implementing loan origination changes, which upon review and approval by Fannie Mae, will allow a portion of our future first mortgage loan originations to be eligible for securitization and sale as Fannie Mae mortgage backed securities.
Deposits decreased $350.9 million, or 4%, to $8.63 billion at June 30, 2013 from $8.98 billion at September 30, 2012. The decrease in deposits was the net result of a $30.4 million increase in our savings accounts, a $35.2 million increase in our checking accounts, and a $416.2 million decrease in our certificates of deposit ("CD") for the nine months ended June 30, 2013. To manage our cost of funds, maturing, higher rate CDs were replaced by other lower rate savings products or borrowed funds from the FHLB, as needed.
Borrowed funds decreased $13.1 million, or 3%, to $475.1 million at June 30, 2013 from $488.2 million at September 30, 2012. This decrease reflects lower overnight advances, which were reduced by $205 million and largely offset by additional medium term (four to six years) advances from the FHLB as a combination of loan sales and reduced loan production led to decreased cash demands during the period.
Principal, interest and related escrow on loans serviced decreased $48.6 million, or 38%, to $78.9 million at June 30, 2013 from $127.5 million at September 30, 2012. This decrease reflects the impact of a lower balance in the sold loan portfolio and the cyclical timing of real estate tax payments that have been collected from borrowers and remitted to various taxing agencies.
Total shareholders' equity increased $45.1 million, or 2%, to $1.85 billion at June 30, 2013 from $1.81 billion at September 30, 2012. Activity reflects $40.2 million of net income in the current fiscal year to date combined with adjustments related to our stock compensation plan, ESOP and accumulated other comprehensive loss.
At June 30, 2013, the Association and the Company were "well capitalized" for regulatory capital purposes. The tier 1 risk-based capital ratio was 22.65% for the Association and 26.52% for the Company. Total risk-based capital was 23.90%, for the Association and 27.77% for the Company. All ratios substantially exceed the amounts required for the Association and the Company to be considered well capitalized.
The Company will host a conference call to discuss its operating results for the three and nine month periods ending June 30, 2013 at 10:00 a.m. (ET) on July 31, 2013. The toll-free dial-in number is 866-952-1908 Conference ID TFSLQ313. A telephone replay will be available beginning at 2:00 p.m. (ET) on July 31, 2013 by dialing 800-723-0394. The conference call will be simultaneously webcast on the Company's website www.thirdfederal.com under the Investor Relations link under the "About Us" tab, and will be archived for 30 days after the event, beginning August 1, 2013. The slides for the conference call will be available on the Company's website.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, including employment prospects and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets;

•	adverse changes and volatility in credit markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings and Loan Association of Cleveland, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury or the Federal Reserve Board and changes in the level of government support of housing finance;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•	the timing and the amount of revenue that we may recognize;

•	changes in expense trends (including, but not limited to, trends affecting non-performing assets, charge-offs and provisions for loan losses);

•	the impact of the continuing governmental effort to restructure the U.S. financial and regulatory system;

•	inability of third-party providers to perform their obligations to us;

•	adverse changes and volatility in real estate markets;

•	a slowing or failure of the moderate economic recovery;

•	the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), which will continue to impact us;

•
the adoption of implementing regulations by a number of different regulatory bodies under the Dodd-Frank Act, and uncertainty regarding the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the continuing impact of coming under the jurisdiction of new federal regulators;

•	changes in our organization, or compensation and benefit plans;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of our loans and other assets; and

•	the ability of the U.S. Government to manage federal debt limits.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	June 30, 2013	September 30, 2012
ASSETS
Cash and due from banks	$34,401	$38,914
Other interest-earning cash equivalents	262,578	269,348
Cash and cash equivalents	296,979	308,262
Investment securities:
Available for sale (amortized cost $456,402 and $417,416, respectively)	454,530	421,430
Mortgage loans held for sale, at lower of cost or market ($3,017 measured at fair value, September 30, 2012)	4,376	124,528
Loans held for investment, net:
Mortgage loans	10,064,307	10,339,402
Other loans	4,276	4,612
Deferred loan fees, net	(14,810)	(18,561)
Allowance for loan losses	(96,524)	(100,464)
Loans, net	9,957,249	10,224,989
Mortgage loan servicing assets, net	15,272	19,613
Federal Home Loan Bank stock, at cost	35,620	35,620
Real estate owned	20,354	19,647
Premises, equipment, and software, net	58,644	61,150
Accrued interest receivable	31,576	34,887
Bank owned life insurance contracts	182,058	177,279
Other assets	79,882	90,720
TOTAL ASSETS	$11,136,540	$11,518,125
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,630,530	$8,981,419
Borrowed funds	475,062	488,191
Borrowers’ advances for insurance and taxes	47,527	67,864
Principal, interest, and related escrow owed on loans serviced	78,940	127,539
Accrued expenses and other liabilities	52,550	46,262
Total liabilities	9,284,609	9,711,275
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 309,159,425 and 309,009,393 outstanding at June 30, 2013 and September 30, 2012, respectively	3,323	3,323
Paid-in capital	1,695,360	1,691,884
Treasury stock, at cost; 23,159,325 and 23,309,357 shares at June 30, 2013 and September 30, 2012, respectively	(279,090)	(280,937)
Unallocated ESOP shares	(71,501)	(74,751)
Retained earnings—substantially restricted	513,311	473,247
Accumulated other comprehensive loss	(9,472)	(5,916)
Total shareholders’ equity	1,851,931	1,806,850
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,136,540	$11,518,125

TFS Financial Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2013	2012	2013	2012
INTEREST INCOME:
Loans, including fees	$92,399	$102,143	$286,329	$308,046
Investment securities available for sale	1,260	543	3,452	613
Investment securities held to maturity	—	973	—	4,245
Other interest and dividend earning assets	545	566	1,646	1,674
Total interest and dividend income	94,204	104,225	291,427	314,578
INTEREST EXPENSE:
Deposits	27,049	37,704	86,214	116,800
Borrowed funds	1,027	657	2,739	1,874
Total interest expense	28,076	38,361	88,953	118,674
NET INTEREST INCOME	66,128	65,864	202,474	195,904
PROVISION FOR LOAN LOSSES	5,000	31,000	33,000	73,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	61,128	34,864	169,474	122,904
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,141	2,960	6,590	9,057
Net gain on the sale of loans	3,978	—	8,257	—
Increase in and death benefits from bank owned life insurance contracts	1,611	1,607	4,793	4,829
Other	1,094	1,744	3,537	4,545
Total non-interest income	8,824	6,311	23,177	18,431
NON-INTEREST EXPENSE:
Salaries and employee benefits	21,929	18,375	64,356	59,809
Marketing services	3,219	2,376	9,471	7,130
Office property, equipment and software	5,004	5,392	15,318	15,463
Federal insurance premium and assessments	2,878	3,390	9,835	10,779
State franchise tax	1,564	1,672	4,976	4,377
Real estate owned expense, net	2,087	2,424	4,768	6,431
Appraisal and other loan review expense	725	322	2,510	2,475
Other operating expenses	8,860	6,791	22,795	20,077
Total non-interest expense	46,266	40,742	134,029	126,541
INCOME BEFORE INCOME TAXES	23,686	433	58,622	14,794
INCOME TAX EXPENSE (BENEFIT)	7,439	(459)	18,432	4,421
NET INCOME	$16,247	$892	$40,190	$10,373

Earnings per share—basic and diluted	$0.05	$0.00	$0.13	$0.03
Weighted average shares outstanding
Basic	301,913,844	301,274,602	301,746,918	301,157,535
Diluted	302,926,219	301,936,577	302,587,159	301,681,201

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended June 30, 2013				Three Months Ended June 30, 2012
	Average Balance	Interest Income/ Expense		Yield/ Cost (1)	Average Balance	Interest Income/ Expense		Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Other interest-bearing cash equivalents	$259,913	$172		0.26%	$279,968	$190		0.27%
Investment securities	9,060	9		0.40%	10,070	9		0.36%
Mortgage-backed securities	446,513	1,251		1.12%	377,799	1,507		1.60%
Loans	10,084,908	92,399		3.66%	10,377,112	102,143		3.94%
Federal Home Loan Bank stock	35,620	373		4.19%	35,620	376		4.22%
Total interest-earning assets	10,836,014	94,204		3.48%	11,080,569	104,225		3.76%
Noninterest-earning assets	279,866				295,612
Total assets	$11,115,880				$11,376,181
Interest-bearing liabilities:
NOW accounts	$1,038,740	$487		0.19%	$1,000,083	$715		0.29%
Savings accounts	1,808,667	1,249		0.28%	1,777,844	1,778		0.40%
Certificates of deposit	5,844,989	25,313		1.73%	6,113,501	35,211		2.30%
Borrowed funds	338,110	1,027		1.21%	394,682	657		0.67%
Total interest-bearing liabilities	9,030,506	28,076		1.24%	9,286,110	38,361		1.65%
Noninterest-bearing liabilities	240,376				285,112
Total liabilities	9,270,882				9,571,222
Shareholders’ equity	1,844,998				1,804,959
Total liabilities and shareholders’ equity	$11,115,880				$11,376,181
Net interest income		$66,128				$65,864
Interest rate spread (2)				2.24%				2.11%
Net interest-earning assets (3)	$1,805,508				$1,794,459
Net interest margin (4)		2.44%	(1)			2.38%	(1)
Average interest-earning assets to average interest-bearing liabilities	119.99%				119.32%

(1)	Annualized

(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Nine Months Ended June 30, 2013				Nine Months Ended June 30, 2012
	Average Balance	Interest Income/ Expense		Yield/ Cost	Average Balance	Interest Income/ Expense		Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Other interest-bearing cash equivalents	$241,981	$467		0.26%	$280,319	$535		0.25%
Investment securities	9,355	27		0.38%	10,327	28		0.36%
Mortgage-backed securities	437,891	3,425		1.04%	370,081	4,830		1.74%
Loans (2)	10,230,102	286,329		3.73%	10,193,762	308,045		4.03%
Federal Home Loan Bank stock	35,620	1,179		4.41%	35,620	1,140		4.27%
Total interest-earning assets	10,954,949	291,427		3.55%	10,890,109	314,578		3.85%
Noninterest-earning assets	283,896				280,282
Total assets	$11,238,845				$11,170,391
Interest-bearing liabilities:
NOW accounts	$1,023,427	$1,794		0.23%	$983,734	$2,121		0.29%
Savings accounts	1,803,898	4,416		0.33%	1,751,815	5,866		0.45%
Certificates of deposit	5,941,291	80,004		1.80%	6,011,868	108,813		2.41%
Borrowed funds	391,232	2,739		0.93%	331,863	1,874		0.75%
Total interest-bearing liabilities	9,159,848	88,953		1.29%	9,079,280	118,674		1.74%
Noninterest-bearing liabilities	250,827				294,024
Total liabilities	9,410,675				9,373,304
Shareholders’ equity	1,828,170				1,797,087
Total liabilities and stockholders’ equity	$11,238,845				$11,170,391
Net interest income		$202,474				$195,904
Interest rate spread (2)				2.26%				2.11%
Net interest-earning assets (3)	$1,795,101				$1,810,829
Net interest margin (4)		2.46%	(1)			2.40%	(1)
Average interest-earning assets to average interest-bearing liabilities	119.60%				119.94%

(1)	Annualized

(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by total interest-earning assets.